INDEPENDENT AUDITORS' CONSENT                                     EXHIBIT 23.1



We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-3 of our report dated February 20, 1996, except for Note 14, as to which the date is May 30, 1996, appearing in Registration Statement No. 333-01286 of The AES Corporation on Form S-3, as amended, and of our report on the consolidated financial statement schedules dated February 20, 1996, appearing in the Annual Report on Form 10-K of The AES Corporation, for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in each Prospectus, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP

Washington, D.C.

November 4, 1996